Exhibit 99.1
FOR IMMEDIATE RELEASE
Unilife and sanofi-aventis Agree to Exclusivity List for
Unifill™ Ready-to-Fill Syringe
Lewisberry, PA (March 2, 2010) Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS), today announced that it has agreed to a list of therapeutic drug classes (“Exclusivity List”) within which sanofi-aventis has the exclusive right to purchase the Unifill™ ready-to-fill syringe.
Sanofi-aventis has secured exclusivity for the Unifill™ syringe (“Product”) within the full therapeutic classes of antithrombotic agents and vaccines until June 30, 2014 (“Period of Exclusivity”). These two therapeutic classes together represent the majority of all prefilled syringes consumed globally. Sanofi-aventis has also secured Product exclusivity in an additional six smaller sub-groups that fall within other therapeutic classes that Unilife believes represent new market opportunities in the pharmaceutical use of prefilled syringes.
The scope of the Exclusivity List allows Unilife to commence formal discussions with other pharmaceutical companies relating to the potential use of the Unifill™ syringe within a number of significant therapeutic classes that fall outside of those areas retained by sanofi-aventis.
In accordance with the Exclusive Agreement, sanofi-aventis will receive a ten year extension (“Additional Period”) on its Period of Exclusivity within a designated therapeutic class should sanofi-aventis purchase commercial quantities of the product prior to July 1, 2014. This extension will be reduced on a per therapeutic class basis to five years in the event that sanofi-aventis does not sell a minimum of 20 million units of the Unifill™ syringe for use with an injectable drug product to be marketed for this therapeutic class in at least one of the first five years of the Additional Period.
During the Period of Exclusivity, sanofi-aventis may also nominate additional therapeutic sub-groups to be placed onto the Exclusivity List should the Company not have already signed a commercial arrangement within this sub-group with a third party. Before an additional therapeutic class can be added to the Exclusivity List, both parties will need to be reasonably satisfied that a target drug suitable for use with the Unifill™ syringe is likely to generate a commercial order.
Unilife CEO Alan Shortall stated: “The agreement of an exclusive list of therapeutic drug classes with sanofi-aventis for the purchase of the Unifill™ syringe is a significant business milestone for Unilife. The confined nature of the therapeutic sectors defined within the Exclusivity List considerably expands our commercial opportunities with additional pharmaceutical companies. In return, sanofi-aventis retains the opportunity to nominate the placement of additional therapeutic drugs onto the Exclusivity list provided they are commercially favorable and do not infringe upon any future agreements we may sign with other pharmaceutical companies. This is indicative of the strong collaborative relationship that has been established between both parties. We look forward to commencing supply of the Unifill™ syringe after the scheduled completion of the industrialization program.”
The Unifill™ Syringe
The Unifill™ syringe is targeted for use by pharmaceutical manufacturers who utilize prefilled (ready-to-fill) syringes as a preferred drug delivery device for injectable drugs and vaccines. We are aware of more than 50 drug products used within healthcare facilities, or by patients who self-administer prescription medication, that are currently available in a prefilled syringe format. Unilife has designed the Unifill™ syringe so that it is compatible with the drug validation and manufacturing systems currently used by target pharmaceutical customers to fill and package standard prefilled syringes.

Unilife Corporation	A corporation with limited liability incorporated in Delaware, USA
633 Lowther Road, Lewisberry, PA 17339 T + 1 717 938 9323 F + 717 938 9364 E info@unilife.com W www.unilife.com

To Unilife’s knowledge, the Unifill™ syringe is the only known product of its kind with automatic safety features which are integrated inside the glass barrel. The compact size, intuitive use, functionality and automatic safety features of the Unifill™ syringe may help pharmaceutical companies extend product lifecycles, increase levels of market differentiation in competitive therapeutic areas, and expand the marketability of some drugs for convenient self-administration by patients outside of the healthcare setting. Sanofi-aventis has paid Unilife a €10 million exclusivity fee and committed to pay the Company up to an additional €17 million to fund the industrialization program for the Unifill syringe. Upon the scheduled completion of the industrialization program in late 2010, Unilife expects to commence the supply and sale of the Unifill syringe to sanofi-aventis.
About Unilife Corporation
Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic and fully-integrated safety features which are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485 certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.
This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our registration statement on Form 10 and those described from time to time in other reports which we file with the Securities and Exchange Commission.
General: UNIS-G

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